UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
__________________

March 6, 2015
Date of Report (Date of Earliest event reported)

ENERGYTEK CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	814-00175	86-0490034
(State or other Jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 S. Laurel, Luling, TX	78648
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(713) 333-3630

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material impairments.

(a)
On March 6, 2015, the Company’s Board of Directors unanimously adopted a resolution to consider an evaluation of the impairment in the value attributed to the transaction which occurred on March 31, 2014, wherein the Company acquired certain assets of Texas Gulf Oil & Gas, Inc. and contributed these assets to the Company’s newly-formed subsidiary Texas Gulf Exploration & Production, Inc. (the “TGOG Asset Acquisition”).  Based upon an independent third party evaluation, the Audited Financial Statements of Acquired Assets, which was included as Exhibit 99.8 to Company’s Quarterly Report for the period ended March 31, 2014 which was filed with the Securities and Exchange Commission on May 8, 2014, the intangible assets included in the TGOG Asset Acquisition were assigned a value of $7,751,031.  This evaluation was based upon the potential future earnings from the five year well servicing contract by and between our subsidiary, Texas Gulf Exploration & Production, Inc. and Texas Gulf Oil and Gas, Inc. as provided for in the TGOG Asset Acquisition agreement. Due to the precipitous drop in the price of crude oil over recent months which has resulted in the inability of independent oil production companies to operate at a profit, which hence results in a reduced value of the servicing contract, the Board of Directors has determined that there has been an impairment in the value of the  intangible assets included in the TGOG Asset Acquisition. Consequently, the Board of Directors has directed the Company’s management to make a determination of the actual impairment and to report back to the Board of Directors within seven (7) days for approval by the Board of Directors.  Following the final determination of the dollar amount of the impairment, the Company will make a disclosure of the dollar amount of impairment.

(b)
The Board of Directors believes that the amount of the impairment charge could be as high as Ninety percent (90%) of the original value attributed to the intangible assets included in the TGOG Asset Acquisition.

(c)	Not Applicable.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Not Applicable.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2015	ENERGYTEK CORP.

By:/s/ Craig Crawford
Name: Craig Crawford
Title: President